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                  [LETTERHEAD OF REED SMITH SHAW & MCCLAY LLP]

                                                          March 6, 2000



Board of Directors
Continental Choice Care, Inc.
35 Airport Road
Morristown, New Jersey 07960


         Re: Continental Choice Care, Inc. (the "Company")
             Registration Statement on Form S-8 with Reoffer Prospectus on Form S-3

Gentlemen:

         This opinion is delivered to you in connection with the Registration Statement on Form S-8 and Form S-3 (the "Registration Statement"), which will be filed on or about March 6, 2000 by Continental Choice Care, Inc. (the "Company"). The Regisstration Statement will be filed under the Securities Act of 1933, as amended (the "Act") for registration under the Act of up to 1,750,000 shares (the "S-8 Shares") of Common Stock, no par value, of the Company to be sold and issued by the Company pursuant to its 1994 Long-Term Incentive Award Plan, 1997 Equity Incentive Plan and 1994 Directors'Stock Option Plan (the "Plans"). The shares include, for resale only, such number of shares (the "S-3 Shares") of Common Stock, no par value, of the Company issued pursuant to the Plans as may hereafter be designated "Control Securities" by post-effective amendment to the Registration Statement.

         We are familiar with the Certificate of Incorporation, the corporate minute book and the Bylaws of the Company, the Plans and the Registration Statement. We have examined the proceedings taken and proposed to be taken in connection with the issuance, sale and payment of consideration for the S-8 Shares; and the steps proposed to be taken in connection with the resale of S-3 Shares originally issued pursuant to the Plan. We have also examined such other documents, records and certificates and made such further investigation as we have deemed necessary for the purposes of this opinion.

         Based upon and subject to the foregoing, we are of the opinion that upon completion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the S-8 Shares pursuant to the S-8 Prospectus contained in the Registration Statement, and to be taken prior to the resale of the S-3 Shares pursuant to the S-3 Prospectus contained in the Registration Statement, and upon completion of the proceedings being taken to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the S-8 Shares, including the S-3 Shares, if any, will be legally issued, fully paid and nonassessable, and, when resold in accordance with Rule 144(e) of the Securities Act of 1933, as amended, and in the manner referred to in the Registration Statement will remain, legally issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the reference to our firm in the Prospectus under the caption "Legal Opinion and Experts."

                                        Very truly yours,




                                        REED SMITH SHAW & McCLAY LLP